Exhibit 99.1

August 4, 2025

Simmons First National Corporation Announces CEO Retirement

and Leadership Transition

(Pine Bluff, Ark.) Simmons First National Corporation (NASDAQ: SFNC) (Simmons or Company) today announced that George Makris, Jr. has decided to retire as Chairman and CEO of the Company and Simmons Bank at the end of 2025. Jay Brogdon, who currently serves as President of the Company and Simmons Bank, will assume the additional role of CEO and join the boards of directors effective January 1, 2026. Marty Casteel, former Chairman, CEO, and President of Simmons Bank and a current director of the Company and Simmons Bank, will become Chairman of both entities effective January 1, 2026.

“We are very thankful to George for his decade-plus tenure as CEO, overseeing the Company’s geographic transformation that led to a period of unprecedented growth, often during complex and challenging environments,” said Steve Cosse, lead independent director of Simmons First National Corporation. “Under George’s leadership, the Board has taken a deliberate and measured approach to succession planning. As a result, Simmons has developed a talented executive leadership team with a long runway.”

“It has been a privilege to serve as Chairman and CEO of Simmons, and I am grateful for the support of the Board and all our associates,” said Makris. “Together, we have worked to build a regional bank people value and trust, and I am incredibly proud of what we have accomplished. The Board and I are confident the time is right for this transition, and Jay is well-prepared to succeed in his new role. Marty has been a trusted colleague for many years and is eminently qualified to serve as independent Chairman. I look forward to seeing continued progress toward building shareholder value through the achievement of our ambitious strategic objectives.”

Brogdon has served as President since January 2023, overseeing all revenue lines, finance, operations, information technology and corporate strategy. Prior to joining Simmons in 2021 as Chief Financial Officer, Brogdon worked at Stephens Inc. for over 13 years where he served as managing director in the investment banking division. Prior to Stephens, he served four years at Deloitte.

“I am honored to lead Simmons and humbled to follow in the footsteps of George, Tommy May and the many incredible leaders who came before me,” said Brogdon. “One of those leaders is Marty, who is well-respected throughout our industry. I look forward to working with him given the wealth of knowledge and expertise he brings from his 30-plus year career in banking.

“Simmons is committed to building value for our customers, communities, and shareholders, and our team does this with great integrity and passion. We will continue to build upon our longstanding culture and are excited about the opportunities ahead.”

Simmons First National Corporation

Simmons First National Corporation (NASDAQ: SFNC) is a Mid-South based financial holding company that has paid cash dividends to its shareholders for 116 consecutive years. Its principal subsidiary, Simmons Bank, operates more than 220 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. Recently, Simmons Bank was recognized by Newsweek as one of America’s Greatest Workplaces 2025 in Arkansas. In 2024, Simmons Bank was recognized by Newsweek as one of America’s Best Regional Banks 2025, by U.S. News & World Report as one of the 2024-2025 Best Companies to Work For in the South and by Forbes as one of America’s Best-In-State Banks 2024 in Tennessee and America’s Best-In-State Employers 2024 in Missouri. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on X (formerly Twitter) or by visiting our newsroom.

Investor and Media Contact

Ed Bilek, EVP, Director of Investor and Media Relations

ed.bilek@simmonsbank.com

205.612.3378 (cell)